UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549-1004
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) November 21, 2008
GENERAL MOTORS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

1-43 (Commission File Number)	DELAWARE (State or other jurisdiction of incorporation)	38-0572515 (I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan (Address of Principal Executive Offices)		48265-3000 (Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.04 Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 30, 2008, General Motors Corporation (“GM”) announced on September 30, 2008 that it had suspended purchases of its common stock, par value $1 2/3 per share (the “Common Stock”), by employees in GM’s Savings-Stock Purchase Plan (“S-SPP”) and the Personal Savings Plan (“PSP”) (collectively the “Plans”). All purchases of Common Stock under the Plans were suspended because the Plans had issued all of their registered shares of Common Stock. This suspension was the result of recent unexpectedly high demand among the Plans’ participants due to increased employee interest and a lower market price for the Common Stock. The demand significantly exceeded the usual volume and exhausted the supply of registered stock more quickly than the administrators of the Plans foresaw. This trading blackout began on September 30, 2008 and was expected to end the week of November 9, 2008 when GM planned to file a registration statement with the SEC registering additional shares for the Plans.
On November 21, 2008, GM announced that State Street Bank and Trust Company (“State Street”), which serves as the independent fiduciary of the GM Common Stock Fund in the Plans, determined that, due to GM’s recent earnings announcement and related information about GM’s business, it was not appropriate to allow additional investments by participants into the GM Common Stock Fund. As independent fiduciary, State Street is specifically authorized pursuant to its agreements with GM and the Plan documents to impose restrictions on purchases or exchanges into and out of the GM Common Stock Fund at any time. Accordingly, the temporary suspension on purchases of the GM Common Stock Fund that began on September 30 and is described in the paragraph above continues until further notice. GM has not registered additional shares of GM Common Stock for the Plans with the SEC.
Plan participants, other than directors and officers, are not prevented from selling Common Stock through the Plans, or buying or selling Common Stock outside the Plans, during the blackout period. Based on the provisions of the Plans, these participants may also at any time exchange shares in the Common Stock Fund for other investment options or change their contribution election. The contributions of participants currently directed to the GM Common Stock Fund, will be invested in the default fund for the Plan in which they participate, unless they provide new instructions. This means that, until the temporary suspension for Common Stock purchases is removed, that contributions to the S-SPP will be invested in the Pyramis Strategic Balanced Commingled Pool investment option and that contributions to the PSP will be invested in the Pyramis Active Lifecycle Commingled Pool Investment option closest to the year that the participant will attain the age of 65.
On November 21, 2008, GM sent a notice to its directors and executive officers informing them of the trading restrictions in the Common Stock Fund imposed by State Street and that the blackout period instituted on September 30, 2008 would continue. During the blackout period, GM’s directors and executive officers will be prohibited from directly acquiring, disposing of or transferring any equity securities of GM acquired by them in connection with their service and/or employment with GM in such capacities. The notice was sent to ensure compliance with Section 306(a) of the Sarbanes-Oxley Act of 2002. In accordance with the unforeseeable circumstance exemption under Section 306(a) GM determined that it was unable to give advance notice of the blackout period to the directors and executive officers. A copy of the notice is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 8.01 Other Events
On November 18, 2008, GM sold its remaining equity stake in Suzuki Motor Corporation (“Suzuki”). GM sold 16,413,000 Suzuki shares, representing approximately 3% of Suzuki’s total issued common stock on the open market. GM received approximately $230 million in proceeds from the sale.
See the News Release dated November 17, 2008, which is attached as Exhibit 99.2 for additional information.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
The following Exhibits are deemed to be filed under the Securities Exchange Act of 1934, as amended.
(d) Exhibits

Exhibit No.	Description	Page
99.1	Notice to executive officers and directors of General Motors Corporation dated November 21, 2008
99.2	News Release dated November 17, 2008
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)
Date: November 25, 2008	By:	/s/ Nick S. Cyprus
Nick S. Cyprus, Controller and
Chief Accounting Officer